Exhibit 10.26

Transfer about heat supply station in Shagedu town

Transferor: Inner Monglia Heat Power Co,. Ltd Representative: Guo Zhiyong Transferee: Hao Linmao

In order to develop business, both parties negotiated and signed this agreement according to friendship and mutual benefit, which should be obeyed and performed by both parties.

1.	Transferor agree to transfer the business, assets and operation right in Shagedu heat supply station at the price of RMB2,400,000 to transferee, and transferee would take on this transfer on April 20, 2006.

2.	Transferee should pay RMB600,000 to transferor before April 10, 2006, the balance of RMB 1 million should be paid to transferor before April 20, 2006 without installment. The deposit of RMB800,000 has been paid to transferor on March 24, 2006.

3.	Both parties appoint that sales revenue, charge and tax, gain and loss, creditor’s right receivable and liability payable should be owned by transferor, and its would be owned by transferee after April 20, 2006. Related accounting file should be kept respectively.

4.	After transfer, all the things related to business should be taken on by transferee, there is no any responsibility and joint responsibility with transferor.

5.	This agreement can not be breached when signed by two parties. If it is breached by transferor, transferee can get compensation of double deposit; if it is breached by transferee, transferor should not pay deposit to transferee.

6.	This agreement should be signed by two parties and is effective on March 24, 2006.

7.	There is triplicate of this agreement, each one holds one.

Transferor (signature): Inner Mongolia Zhunger Heat Power Co., Ltd Representative: Guo Zhiyong Transferee (signature): Hao Linmao March 24, 2006